Contact: David J. Osboda, Jr.                                       EXHIBIT 99.1
         612-520-8500

GROW BIZ INTERNATIONAL, INC. ANNOUNCES APPOINTMENT OF NEW CHAIRMAN AND CEO WEDNESDAY, MARCH 22, 2000 5:32 PM
 - PRNewswire

MINNEAPOLIS, Mar 22, 2000 /PRNewswire via COMTEX/ -- Grow Biz International, Inc. (Nasdaq:GBIZ) announced today the appointment of John Morgan as Chairman and Chief Executive Officer of the Company.

Mr. Morgan was a founder and president of Winthrop Resources, an equipment leasing company, from 1982 through March 1999. Winthrop was sold to TCF Financial Corporation in 1997 in a transaction valued at $325 million. Among other things, Winthrop leased and sold computer equipment. Prior to founding Winthrop in 1982, Mr. Morgan held various management positions with companies in the computer industry, including IBM, Memorex and Data Serv.

Commenting on the appointment, Mr. Morgan stated, "This is an exciting opportunity to lead a young, dynamic company with system-wide revenue in excess of $500 million. The challenge we face is to move the Company forward in this new internet economy."

In his new role, Mr. Morgan succeeds K. Jeffrey Dahlberg, who has resigned from his positions with the Company. Mr. Dahlberg, who remains one of the largest shareholders, commented, "We are very fortunate to attract a man of John's character and proven track record to lead our Company. The Company is well positioned and poised for growth under the leadership John will provide."

In a private transaction, Mr. Morgan and his associates acquired 700,000 shares of Company common stock, which represents approximately 13% of the outstanding Company stock, from K. Jeffrey Dahlberg for $7.00 per share.

Grow Biz International, Inc. develops, franchises and operates value-oriented retail concepts for stores that buy, sell, trade and consign used and new merchandise. At December 25, 1999, the Company had 1,143 stores in operation and an additional 88 franchises awarded but not open. Of the stores in operation, there were 614 Play It Again Sports(R), 221 Once Upon A Child(R), 211 Computer Renaissance(R), 80 Music Go Round(R), 12 ReTool(R) and 5 Plato's Closet(R) stores.

This press release contains, in addition to historic information, forward-looking statements that involve risks and uncertainties. Such forward-looking statements include, without limitation, the statements regarding the effect of the change in management and the future direction of the Company. All such forward-looking statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the most important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include the Company's ability to attract qualified franchisees, the Company's ability to collect its receivables, the Company's ability to open stores, each store's ability to acquire high-quality, used merchandise, the Company's ability to control selling, general and administrative expenses, the Company's ability to operate the Company-owned retail stores profitably, the Company's ability to obtain competitive financing to fund its growth, and the other risk factors detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

SOURCE Grow Biz International, Inc.